Exhibit 99.1

FOR IMMEDIATE RELEASE

The Princeton Review Reports Second Quarter 2010 Financial Results

Q2 Revenue of $56.2 Million Drives Adjusted EBITDA of $7.2 Million

FRAMINGHAM, Mass., August 5, 2010 – The Princeton Review, Inc. (NASDAQ: REVU), a leading provider of test preparation, educational support services and online career education services, reported financial results for the second quarter ended June 30, 2010.

Q2 2010 Financial Highlights

Total revenue in the second quarter of 2010 increased 79% to $56.2 million from $31.5 million reported in the same year-ago quarter. The improvement was primarily due to a $24.9 million contribution from the Penn Foster division acquired in December of 2009.

Loss from continuing operations was $13.2 million in the second quarter of 2010, compared to a loss of $1.6 million in the same year-ago quarter. The increase in the loss from continuing operations includes higher depreciation and amortization expense of $6.9 million primarily associated with the Penn Foster acquisition and $4.9 million of incremental interest expense. The loss from continuing operations also included restructuring and acquisition expenses of $890,000 and $1.4 million, respectively, versus restructuring expenses of $1.1 million in the same year-ago quarter.

Adjusted EBITDA in the second quarter of 2010 was $7.2 million, an increase of 279% from $1.9 million in the same year-ago quarter (see “Reconciliation of Non-GAAP Financial Measures,” below, for an important discussion of this non-GAAP term).

At the end of the second quarter of 2010, cash and cash equivalents totaled $12.1 million, as compared to $10.1 million at the end of fiscal 2009.

Q2 2010 Operational Performance Summary

Segment Revenues ($ in thousands)	Q2 10	Q2 09	% Change
Test Preparation Services	$26,591	$25,220	5%
Supplemental Education Services (SES)	4,649	6,252	-26%
Penn Foster	24,948	—	n/a

Total	$56,188	$31,472	79%

Test Preparation Services

Test Preparation Services revenue in the second quarter increased 5% to $26.6 million from $25.2 million reported in the same year-ago quarter. The improvement was primarily due to a $1.5 million or 55% increase in institutional revenue, which encompasses the company’s sales of test prep and college readiness services to individual schools and school districts.

SES

SES revenue in the second quarter decreased 26% to $4.6 million from $6.3 million in the same year-ago period. In the second quarter, the company announced it would exit the SES business effective by the end of the 2009-2010 school year due to the significantly altered landscape for private SES providers.

Penn Foster

Penn Foster revenue in the second quarter increased an estimated 3% to $24.9 million as compared to the same year-ago quarter as a privately-held company. The increase was driven by improved revenue per enrollment associated with better retention and pricing in the consumer channel.

Q2 2010 Operational Highlights

•

Launched the college readiness program in partnership with Union Plus—the AFL-CIO’s benefits program serving more than 13 million members. Beginning in August 2010, the program will offer a series of the company’s undergraduate and graduate products and services to union members and their families who are interested in pursuing a higher education degree.

•	Appointed Christian G. Kasper as Chief Financial Officer, effective August 16, 2010. Kasper succeeds the company’s retiring CFO and COO, who will remain a consultant to the company through June 2011.

•

Closed the sale of an additional 2.1 million shares of common stock, representing the exercise in full of the over-allotment option in connection with the company’s 14 million share offering in April 2010, retiring the second lien bridge financing with net proceeds.

•	Exited the SES business effective at the end of the 2009-2010 school year.

Management Commentary

“Our test prep business has improved and Penn Foster continues to steadily grow, demonstrating the strength of our core businesses,” said Michael Perik, President and CEO of The Princeton Review. “On the test prep side, our 55% growth in the institutional channel has begun to validate the opportunity for our company to reach a differentiated customer segment. Increasing Federal money for college readiness programs underscores the opportunity within this market segment.

“The integration of the Penn Foster business is tracking well, and we have achieved approximately $3 million in cost savings based upon actions taken to date. We expect the integration and restructuring to eventually achieve cost savings in the $4-$6 million range on a run-rate basis.

“Our new business ventures in post secondary education with the AFL-CIO and Massachusetts community colleges continue to progress. This week, for instance, we are launching our first statewide marketing relationship with the Rhode Island Institute of Labor Studies and Research that will offer more than 25 of our certificate and associate degree programs starting this fall. At Bristol Community College in southern Massachusetts, our allied health care programs have begun their first enrollments for three degree programs commencing in October. It’s exciting to see these initiatives begin to take in enrollments, bringing affordable and accessible education to America’s working families.”

The Princeton Review also announced today that it has hired Gerard Kavanaugh as Vice President, Community College Initiatives. In this role, Mr. Kavanaugh, who was in the past Chief of Staff for U.S. Senator Edward M. Kennedy, will oversee new allied health strategic initiatives the Company is discussing with a number of community colleges around the country. As an inducement to join the company, The Princeton Review granted Mr. Kavanaugh restricted stock units for 444,500 shares of the company’s common stock. The restricted stock units vest in three equal amounts based upon, and subject to, the completion on or before December 31, 2016 of certain performance measures relating to the Company’s community college allied health institute initiatives. The restricted stock units were granted outside of The Princeton Review’s 2000 Stock Incentive Plan and as inducement grants pursuant to the NASDAQ Marketplace Rules.

Conference Call

The Princeton Review will host a conference call at 4:30 p.m. Eastern time today, August 5, 2010, to discuss its second quarter 2010 financial results. The company’s senior management will host the presentation, which will be followed by a question and answer period.

To participate in the call, investors should dial the appropriate number 5-10 minutes prior to the start time.

Date: Thursday, August 5, 2010

Time: 4:30 p.m. Eastern time (1:30 p.m. Pacific time)

Dial-in number: 760-666-3600

A Web simulcast and replay will be available via the investor relations section of the company’s website at http://ir.princetonreview.com/events.cfm.

If you have any difficulty connecting with the conference call or webcast, please contact Liolios Group at 949-574-3860.

A telephone replay of the call will be available later that evening and will be accessible until September 5, 2010:

Toll-free replay number: 800-642-1687 or 706-645-9291

Passcode: 89982674

Reconciliation of Non-GAAP Financial Measures

In addition to the results prepared in accordance with generally accepted accounting principles (“GAAP”), we use Adjusted EBITDA, a non-GAAP financial measure, in analyzing and assessing the overall performance of the business. The Company defines Adjusted EBITDA as income from continuing operations before income taxes, interest income and expense, depreciation and amortization, stock based compensation, restructuring and acquisition expenses and certain other non-cash income and expense items. The other non-cash items include the purchase accounting impact to revenue of acquired deferred revenue, which would have been recognized if not for the purchase accounting treatment and a non-cash charge to cost of goods and services sold for the write-off of inventory in conjunction with our decision to exit the SES business. The other non-cash items also include the loss from extinguishment of our bridge notes and gains from changes in fair values of our embedded derivatives.

We believe that Adjusted EBITDA can facilitate operating performance comparisons from period to period and company to company by backing out potential differences caused by variations in tax positions, capital structures (affecting interest expense), the lives, methods and purchase accounting impact on fixed and intangible assets (affecting depreciation and amortization expense) and one-time charges not expected to reoccur in the future. Adjusted EBITDA is not a measurement of our financial performance under GAAP and should not be considered as an alternative to net income, operating income or any other performance measures derived in accordance with GAAP or as an alternative to cash flow from operating activities as a measure of our profitability or liquidity. Adjusted EBITDA has limitations as an analytical tool, and you should not consider them in isolation, or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are:

•	Adjusted EBITDA does not reflect our cash expenditures, or future requirements for capital expenditures or contractual commitments;

•	Adjusted EBITDA does not reflect changes in, or cash requirements for, our working capital needs;

•	Adjusted EBITDA does not reflect the interest expense, or the cash requirements necessary to service interest or principal payments, on our debts;

•

Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and Adjusted EBITDA does not reflect any cash requirements for such replacements; and

•	Other companies in our industry may calculate Adjusted EBITDA differently than we do, limiting its usefulness as a comparative measure.

UNAUDITED RECONCILIATION OF ADJUSTED EBITDA (in thousands):

	Three Months Ended June 30		Six Months Ended June 30
	2010	2009	2010	2009
(Loss) income from continuing operations	$(13,186)	$(1,584)	$(28,775)	$276
Provision (benefit) for income taxes	1,550	(179)	2,736	121
Interest expense	5,136	216	11,738	545
Interest income	(14)	(18)	(14)	(32)
Depreciation and amortization	8,519	1,648	19,080	3,179
Restructuring	890	1,130	1,921	4,048
Acquisition expenses	1,350	—	2,373	—
Stock based compensation	1,238	682	2,302	1,401
Acquisition related adjustment-Revenue	269	—	686	—
Non-cash writeoff of SES inventory-Cost of goods and services sold	942	—	942	—
Loss from extinguishment of bridge notes	954	—	954	—
Gain from change in fair value of derivatives	(402)	—	(695)	—
Other non-cash charges (income)	(55)	—	(46)	—

Adjusted EBITDA	$7,191	$1,895	$13,202	$9,538

About The Princeton Review

The Princeton Review (NASDAQ: REVU) has been a pioneer and leader in helping students achieve their higher education goals for more than 25 years through college and graduate school test preparation and private tutoring. With more than 165 print and digital publications and a free website, www.PrincetonReview.com, the company provides students and their parents with the resources to research, apply to, prepare for, and learn how to pay for higher education. The Princeton Review partners with schools and guidance counselors throughout the U.S. to assist in college readiness, test preparation and career planning services, helping more students pursue postsecondary education. The company also owns and operates Penn Foster Education Group, a global leader in online education. Penn Foster provides career-focused degree and vocational programs in the fields of allied health, business, technology, education, and select trades. Nationally and regionally accredited Penn Foster High School and Penn Foster Career School (www.pennfoster.edu) are headquartered in Scranton, PA.

Safe Harbor Statement

All statements in this press release that are not historical are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements may be identified by words such as “believe,” “intend,” “expect,” “may,” “could,” “would,” “will,” “should,” “plan,” “project,” “contemplate,” “anticipate,” or similar statements. Because these statements reflect The Princeton Review’s current views concerning future events, these forward-looking statements are subject to risks and uncertainties. The Princeton Review’s actual results could differ materially from those anticipated in these forward-looking statements as a result of many factors, including, but not limited to, demand for the company’s products and services; the company’s ability to compete effectively and adjust to rapidly changing market dynamics; the timing of revenue recognition from significant contracts with schools and school districts; market acceptance of the company’s newer products and services; continued federal and state focus on assessment and remediation in K-12 education; and the other factors described under the caption “Risk Factors” in The Princeton Review’s most recent Form 10-K filed with the Securities and Exchange Commission, and in its other filings. The Princeton Review undertakes no obligation to update publicly any forward-looking statements contained in this press release.

Company Contacts:

Michael Perik

President and Chief Executive Officer

The Princeton Review

Tel 508-663-5061

Scott Liolios or Cody Slach

Investor Relations

Liolios Group, Inc.

Tel 949-574-3860

THE PRINCETON REVIEW, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands, except per share data)

(unaudited)

	June 30, 2010	December 31, 2009
ASSETS
Current assets:
Cash and cash equivalents	$12,127	$10,075
Restricted cash	433	626
Accounts receivable, net of allowance of $866 and $769, respectively	13,523	13,933
Other receivables, including $380 and $760, respectively, from related parties	3,194	6,721
Inventory	5,752	7,997
Prepaid expenses and other current assets	3,975	5,883
Deferred tax assets	12,911	12,920

Total current assets	51,915	58,155

Property, equipment and software development, net	34,051	33,310
Goodwill	187,015	186,518
Other intangibles, net	115,132	104,961
Other assets	6,569	6,863

Total assets	$394,682	$389,807

LIABILITIES & STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$5,759	$5,962
Accrued expenses	21,497	23,047
Deferred acquisition payments	6,750	—
Current maturities of long-term debt	4,418	4,597
Deferred revenue	34,257	32,887

Total current liabilities	72,681	66,493

Deferred rent	1,094	1,606
Long-term debt	104,600	142,072
Long-term portion of deferred acquisition payments	10,000	—
Other liabilities	5,222	5,552
Deferred tax liability	32,053	31,499

Total liabilities	225,650	247,222

Series E Preferred Stock, $0.01 par value; 108,275 shares authorized; no shares and 98,275 shares issued and outstanding, respectively	—	97,326
Series D Preferred Stock, $0.01 par value; 300,000 shares authorized; 111,503 shares and no shares issued and outstanding, respectively	110,996	—

Commitments and contingencies
Stockholders’ equity
Common stock, $0.01 par value; 100,000,000 shares authorized; 51,398,142 and 33,727,272 shares issued and outstanding, respectively	514	337
Additional paid-in capital	217,336	174,935
Accumulated deficit	(159,514)	(129,625)
Accumulated other comprehensive loss	(300)	(388)

Total stockholders’ equity	58,036	45,259

Total liabilities and stockholders’ equity	$394,682	$389,807

THE PRINCETON REVIEW, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009
Revenue
Test Preparation Services	$26,591	$25,220	$53,348	$52,583
SES	4,649	6,252	14,638	23,712
Penn Foster	24,948	—	51,387	—

Total revenue	56,188	31,472	119,373	76,295

Operating expenses
Costs of goods and services sold (exclusive of items below)	21,907	13,685	44,421	31,044
Selling, general and administrative	29,539	16,803	65,676	37,368
Depreciation and amortization	8,519	1,648	19,080	3,179
Restructuring	890	1,130	1,921	4,048
Acquisition expenses	1,350	—	2,373	—

Total operating expenses	62,205	33,266	133,471	75,639

Operating (loss) income from continuing operations	(6,017)	(1,794)	(14,098)	656
Interest expense	(5,136)	(216)	(11,738)	(545)
Interest income	14	18	14	32
Other (expense) income, net	(497)	229	(217)	254

(Loss) income from continuing operations before income taxes	(11,636)	(1,763)	(26,039)	397
(Provision) benefit for income taxes	(1,550)	179	(2,736)	(121)

(Loss) income from continuing operations	(13,186)	(1,584)	(28,775)	276

Discontinued operations
Loss from discontinued operations	(89)	(168)	(1,114)	(306)
(Loss) gain from disposal of discontinued operations	—	(56)	—	913
Benefit for income taxes from discontinued operations	—	2	—	49

(Loss) income from discontinued operations	(89)	(222)	(1,114)	656

Net (loss) income	(13,275)	(1,806)	(29,889)	932
Earnings to common shareholders from conversion of Series E to Series D preferred stock	1,128	—	1,128	—
Dividends and accretion on preferred stock	(2,452)	(1,208)	(5,255)	(2,415)

Loss attributed to common stockholders	$(14,599)	$(3,014)	$(34,016)	$(1,483)

Earnings (loss) per share
Basic and diluted:
Loss from continuing operations	$(0.30)	$(0.08)	$(0.81)	$(0.06)
(Loss) income from discontinued operations	—	(0.01)	(0.03)	0.02

Loss attributed to common stockholders	$(0.31)	$(0.09)	$(0.83)	$(0.04)

Weighted average shares used in computing earnings (loss) per share
Basic and diluted:	47,822	33,719	40,836	33,730